Exhibit 10.8

English Translation

Business Operation Agreement

Among

Shanghai Shengran Information Technology Co., Ltd.

Shanghai Taomee Network Technology Co., Ltd.

And

Zeng Liqing, Wang Bin, Wang Haibing, Cheng Yunpeng, Wei Zhen

and Feng Yuliang

December 31, 2009, Shanghai

Business Operation Agreement

THIS BUSINESS OPERATION AGREEMENT (“this Agreement”) was entered into by and among the following parties (the “Parties”) in Shanghai, PRC on December 31, 2009:

(1)	Shanghai Shengran Information Technology Co., Ltd. (“Shengran”)

Address: Room 2201, Building 20, Gem Tower, 487 Tianlin Road, Xuhui District, Shanghai

(2)	Shanghai Taomee Network Technology Co., Ltd. (“Taomee”)

Address: Room 1008 -1009, Building 20, Gem Tower, 487 Tianlin Road, Xuhui District, Shanghai

(3)	Zeng Liqing, ID card No. 610113197001232130;

(4)	Wang Haibing, ID card No. 342623198009143416;

(5)	Wei Zhen, ID card No. 652421197504283170;

(6)	Cheng Yunpeng, ID card No. 230103197705216813;

(7)	Wang Bin, ID card No. 510502196504290433;

(8)	Feng Yuliang, ID card No. 230107196712111551;

WHEREAS:

1.	Shengran is a wholly foreign-owned enterprise incorporated in the People’s Republic of China;

2.	Taomee is a limited liability company incorporated in PRC;

3.	Shengran has signed an exclusive technical service and market promotion service agreement, an equity interest pledge agreement, an option agreement, a proxy agreement, a loan agreement and a business operation agreement (hereinafter, the foregoing exclusive technical service and market promotion service agreement, equity interest pledge agreement, option agreement, proxy agreement, loan agreement and business operation agreement are collectively referred to as “the Original Restructuring Agreements”, and the foregoing business operation agreement is separately referred to as “the Original Business Operation Agreement”) with Taomee as well as Zeng Liqing, Wang Haibing, Wei Zhen, Cheng Yunpeng and Wang Bin;

4.	Wang Haibing, Wei Zhen, Cheng Yunpeng and Wang Bin have signed an equity interest transfer agreement with Feng Yuliang under which Wang Haibing, Wei Zhen, Cheng Yunpeng and Wang Bin shall transfer to Feng Yuliang the equity interest held by them which in total represents 5.00% of Taomee’s equity interest. Following such equity interest transfer, the shareholders of Taomee are Zeng Liqing, Wang Haibing, Wei Zhen, Cheng Yunpeng, Wang Bin and Feng Yuliang (the “Shareholders”), and their respective shareholding percentage are as follows:

5.

Name	Amount of Contribution (RMB)	Shareholding Percentage
Wang Haibing	2,375,000	23.75%
Cheng Yunpeng	1,575,000	15.75%
Wei Zhen	1,737,500	17.375%
Wang Bin	812,500	8.125%
Zeng Liqing	3,000,000	30.00%
Feng Yuliang	500,000	5.00%

Total	10,000,000	100%

6.	Shengran has established business relations with Taomee as well as with Zeng Liqing, Wang Haibing, Wei Zhen, Cheng Yunpeng and Wang Bin by signing the loan agreement, and after the equity interest transfer, Shengran has also established business relations with Taomee as well as with the Shareholders by re-signing the exclusive technical service and market promotion service agreement, equity interest pledge agreement, option agreement, proxy agreement (the foregoing loan agreement and the re-signed exclusive technical service and market promotion service agreement, equity interest pledge agreement, option agreement, proxy agreement are collectively referred to as “the New Restructuring Agreements”); since Taomee shall pay various sums to Shengran under such agreements, Taomee’s daily operating activities will be of material influence on its ability to pay corresponding sums to Shengran;

NOW, THEREFORE, by adhering to the principle of equality and mutual benefit, the Parties hereto agree as follows through friendly negotiation for mutual observance:

1. Non-action Obligation

In order to ensure Taomee’s complete performance of the New Restructuring Agreements signed with Shengran, the Shareholders hereby acknowledge and agree that, except with the prior written consent of Shengran or other party designated by Shengran, Taomee will not conduct any transaction that may materially affect corporate assets, business, personnel, obligations, rights or company operations that have been confirmed by Shengran, including but not limited to the following:

1.1 to carry out any activity beyond the normal business scope of the company;

1.2 to borrow money or to incur debts from any third party other than Shengran;

1.3 to change or remove any director of the company or replacing any senior management of the company, including but not limited to the general manager, deputy general managers, financial supervisor, technical supervisor, etc.

1.4 to sell to or to acquire from any third party other than Shengran any assets or right, including but not limited to any intellectual property right;

1.5 to provide security with its assets or rights or otherwise to any third party other than Shengran or to create any other encumbrance on the company or the assets of the company;

1.6 to modify Articles of Association or to change the business scope of the company;

1.7 to change the normal business processes of the company or to modify any material internal rules and regulations of the company, including without limitation to, financial management system, rules of procedure of the board of directors/shareholders’ meeting, operation rules of the general manager, etc.;

1.8 to transfer any of its rights or obligations hereunder to any third party other than Shengran.

2. Operating Management and Personnel Arrangement

2.1 Taomee and the Shareholders hereby agree to act according to the suggestions offered from time to time by Shengran regarding the appointment and dismissal of the employees, the daily operation and management as well as the financial management system and other matters of the company.

2.2 Taomee and the Shareholders hereby agree that, the Shareholders will appoint the candidates as designated by Shengran to be the Shareholders’ directors of Taomee in accordance with the procedures specified in applicable laws and regulations and the Articles of Association of the company, will ensure that the chairman of the board of directors will be the director recommended by Shengran, and will further ensure that the person designated by Shengran will serve as the general manager, financial supervisor and other senior management of Taomee.

2.3 In case any director or senior management member designated by Shengran under Article 2.2 leaves Shengran, whether leaving his/her office voluntarily or leaving upon dismissal by Shengran, such director or senior management member will be disqualified to hold any position in Taomee at the same time. In such case, the Shareholders will assign other persons otherwise designated by Shengran to hold such position according to the provisions of Article 2.2.

2.4 For the purpose of Article 2.3, the Shareholders will adopt all necessary internal and external procedures to lawfully complete the above dismissal and appointment processes in accordance with the provisions of applicable laws, the Articles of Association and this Agreement.

2.5 The Shareholders hereby agree that, at the same time as entering into this Agreement, they will sign a power of attorney according to which the Shareholders shall authorize Shengran or the persons designated by Shengran to exercise the shareholders’ rights on their behalf and exercise all shareholder’s voting rights on the shareholders’ meeting of Taomee. The Shareholders further agree to change the authorized persons designated in such power of attorney at any time upon request of Shengran.

3. Other Agreements

3.1 In case any of New Restructuring Agreements between Shengran and Taomee is terminated or expires, Shengran shall be entitled to decide whether to terminate all the New Restructuring Agreements between Shengran and Taomee.

3.2 Since Shengran has established business relationship with Taomee by signing the New Restructuring Agreements, the daily operating activities of Taomee will be of material influence on its ability to pay relevant sums to Shengran. Zeng Liqing, Wang Haibing, Wei Zhen, Cheng Yunpeng, Wang Bin and Feng Yuliang agree that, any bonus, dividend distribution or any other proceeds or interest (regardless of the its form) obtained by them from Taomee in the capacity as shareholders of Taomee shall, upon their realization, be immediately paid or transferred to Shengran unconditionally and without consideration.

4. Compensation

Unless otherwise provided for herein, if Taomee fails to fully perform or suspends the performance of its obligations hereunder and fails to cure such failure or suspension within thirty (30) days upon receipt of the notice of the other Party, or any of its representations and warranties is false, Taomee shall be deemed in breach of this Agreement.

In case either Party hereto breaches this Agreement or any of its representations and warranties hereunder, any non-defaulting Party may give a written notice to the defaulting Party demanding the latter to cure its breach within ten (10) days upon receipt of the notice, take appropriate measures to effectively and timely avoid the occurrence of the harmful consequences, and continue to perform this Agreement. In case of any damage, the defaulting Party shall compensate the non-defaulting Party in order to ensure that the non-defaulting Party obtains all the interests that it would have obtained if this Agreement had been properly performed.

If, due to either Party’s breach of this Agreement, the other Party bears any expense, liability or suffers any loss (including but not limited to profit loss of the company), the defaulting Party shall compensate the non-defaulting Party for any such expense, liability or loss (including but not limited to the interest and attorney fees paid or lost due to such breach). The total amount of the compensation payable by the defaulting Party to the non-defaulting Party shall cover the losses incurred by such breach, and the above-mentioned compensation shall include the benefits that the non-defaulting Party should have obtained for its performance of this Agreement but may not exceed the reasonable expectations of the Parties hereto.

In the event that all the Parties hereto breach this Agreement, the compensation amount payable by each Party shall be determined according to the extent of their respective breaches.

5. Entire Agreement and Modification of this Agreement

5.1 This Agreement and all the agreements and/or documents referred to or expressly incorporated herein shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and shall supersede all the prior agreements, contracts, understandings and communications, whether oral or written, between the Parties with respect to the subject matter of this Agreement.

5.2 Any modification to this Agreement shall be effective only upon the execution of a written agreement between the Parties. Any modification agreement or supplement agreement duly executed by the Parties in connection with this Agreement shall constitute an integral part hereof and shall have the same legal effect as this Agreement.

6. Governing Law

The execution, validity, performance and interpretation of this Agreement as well as dispute resolution shall be governed by and interpreted in accordance with Chinese laws.

7. Dispute Resolution

7.1 When any dispute arises among the Parties hereto regarding the interpretation and performance of the terms hereof, the Parties shall settle such dispute in good faith through negotiation. If such negotiation fails, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Shanghai and shall be conducted in Chinese. The arbitral award shall be final and binding upon the Parties.

7.2 Notwithstanding the matters in dispute among the Parties, the Parties shall continue to perform their respective obligations in good faith in accordance with the provisions of this Agreement.

8. Effectiveness, Term and Miscellaneous

8.1 The written consent, suggestions, designation and other decisions that may have material effect on the daily operations of Taomee shall be made by or under the authorization of the board of directors of Shengran.

8.2 This Agreement shall become effective upon execution by the authorized representatives of the Parties hereto on the date first above written, and the Original Business Operation Agreement shall be terminated immediately upon the effective date of this Agreement. This Agreement shall remain in effect until Shengran is dissolved pursuant to the laws of the People’s Republic of China or until Shengran prematurely rescinds this Agreement according to Article 8.3 hereof.

8.3 Within the term of this Agreement, Taomee and the Shareholders may not prematurely terminate this Agreement, otherwise they shall pay to Shengran a defaulting penalty in the amount of RMB15 million. Shengran shall have the right to terminate this Agreement at any time with thirty (30) days prior written notice to Taomee and the Shareholders, without being obliged to assume any liability for breach.

8.4 Should any clause and provision of this Agreement be deemed as illegal or unenforceable by applicable laws, such clause shall be deemed to have been deleted from this Agreement and become void, but other clauses of this Agreement shall remain effective and such void clause shall be deemed as having never been included ab initio. The Parties shall negotiate to replace the clause deemed to have been deleted with lawful and valid clause that is acceptable to both Parties.

8.5 The failure of either Party to exercise any of its rights, powers or privileges hereunder shall not be deemed as a waiver of such rights, powers or privileges. The single or partial exercise of any right, power or privilege shall not preclude the exercise of any other rights, powers or privileges.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date first written above.

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SIGNATURE PAGE OF THE BUSINESS OPERATION AGREEMENT

Zeng Liqing

Signature:	/s/ Zeng Liqing

Wang Haibing

Signature:	/s/ Wang Haibing

Wei Zhen

Signature:	/s/ Wei Zhen

Cheng Yunpeng

Signature:	/s/ Cheng Yunpeng

Wang Bin

Signature:	/s/ Wang Bin

Feng Yuliang

Signature:	/s/ Feng Yuliang

Shanghai Shengran Information Technology Co., Ltd.

Signature and seal:	/s/ Zeng Liqing
Name of signatory: Zeng Liqing

[seal: Shanghai Shengran Information Technology Co., Ltd.]

Shanghai Taomee Network Technology Co., Ltd.

Signature and seal:	/s/ Zeng Liqing
Name of signatory: Zeng Liqing

[seal: Shanghai Taomee Network Technology Co., Ltd.]